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                                                                                                                  EXHIBIT 12.1


                                                  THE CHARLES SCHWAB CORPORATION

                                         Computation of Ratio of Earnings to Fixed Charges
                                             (Dollar amounts in thousands, unaudited)



                                                                                 Year Ended December 31,

                                                                  1999          1998          1997          1996         1995
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
Earnings before taxes on income                             $1,098,915    $  677,638    $  530,906    $  463,336     $183,692
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Fixed charges
    Interest expense - customer                                805,991       687,776       580,611       451,009      396,493
    Interest expense - other                                    92,228        86,222        86,734        70,724       51,069
    Interest portion of rental expense                          53,731        41,257        36,180        31,629       37,936
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    Total fixed charges (A)                                    951,950       815,255       703,525       553,362      485,498
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Earnings before taxes on income and fixed charges (B)       $2,050,865    $1,492,893    $1,234,431    $1,016,698     $669,190
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Ratio of earnings to fixed charges (B) divided by (A)*             2.2           1.8           1.8           1.8          1.4
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All periods have been restated to reflect the merger of The Charles Schwab Corporation with U.S. Trust Corporation.

*    The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such  purposes,  "earnings"
     consist of earnings  before taxes on income and fixed  charges.  "Fixed  charges"  consist of  interest expense  incurred on  brokerage  customer  cash balances,  deposits from  banking customers, long-term debt,  stock-lending  and short-term borrowings, as well as one-third of rental expense, which is estimated to be representative of the interest factor.

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